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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

SEEC INVESTOR RELATIONS:
Investor_Relations@seec.com
(412) 893-0300, ext. 490


                 DENNIS YABLONSKY JOINS SEEC BOARD OF DIRECTORS
          SEEC Also Reports that VP Alan Parnass Increases Equity Stake

PITTSBURGH, PA., NOVEMBER 9, 2000--SEEC, Inc. (NASDAQ: SEEC) today announced that software industry veteran Dennis Yablonsky has been appointed to the company's Board of Directors.

         Mr. Yablonsky is currently the President and CEO of the Pittsburgh Digital Greenhouse, a private-public partnership for nurturing companies that develop system-on-a-chip technology in Southwestern Pennsylvania. Prior to joining the Digital Greenhouse in 1999, Mr. Yablonsky was President and CEO of Carnegie Group, Inc., a software solutions company he joined in 1987 and led to a successful initial public stock offering in 1995. The company was sold in 1998 to Logica Corp. of the UK. Prior to Carnegie Group, he was instrumental in the growth of Cincom Systems, Inc. to become a $125 million software solutions company. Mr. Yablonsky served in various sales management positions with Cincom before becoming Vice President of Sales and Marketing in 1982, and then President and COO in 1984.

         "Dennis Yablonsky is an excellent addition to the SEEC Board of Directors," said Ravi Koka, President and CEO. "He has a long and successful record in growing software solutions companies like SEEC, and brings wide knowledge and practical experience in sales and marketing to the board. We believe Dennis's knowledge, strategic insights, and marketing expertise will help SEEC achieve its goal of creating long-term value for shareholders."

         Separately, SEEC announced that Alan Parnass, Vice President of Web Solutions, has converted a cash bonus of $250,000 into 9,058 shares of SEEC common stock and 100,000 non-qualified stock options with an exercise price of $4.33 per share. With this transaction, Mr. Parnass's stake in SEEC increases to approximately 237,000 shares and 117,500 stock options. Mr. Parnass was the President and founder of Mozart Systems Corp., which was acquired by SEEC in August 1999.

         "I'm extremely pleased that SEEC has been able to integrate Mozart technology into SEEC Mosaic(TM) Studio, offering companies a comprehensive solution for building composite applications that allow them to rapidly deploy Web transactions," said Mr. Parnass. "My decision to convert the bonus into equity reflects my confidence in the company's potential in this emerging market."

         As Vice President of Web Solutions, Alan Parnass is a key member of the SEEC executive management team, helping to establish product strategies and spearheading business development efforts. Before founding Mozart in 1985, Mr. Parnass was a Vice President at Oracle Corporation, and previously worked at IBM Corporation and Computer Sciences Corp.

ABOUT SEEC, INC.

         SEEC enables rapid deployment of e-business transactions for brick-and-mortar companies. SEEC Mosaic(TM) Solutions include best-in-breed technologies and services for Web-enabling host computer systems and for reusing legacy applications and business logic in component based e-business transaction systems. SEEC's e-Business Solutions Practice builds complete e-business applications utilizing industry-specific application templates and proven implementation techniques. Based in Pittsburgh, Pennsylvania, SEEC has direct sales and support offices in Burlingame, California, and throughout North America, Europe and Asia, plus sales and services alliances with leading global IT service providers in North America, Latin America, Asia and Europe. Visit SEEC's Web site at www.seec.com.

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(C)2000 SEEC, Inc.  SEEC product names are trademarks of SEEC, Inc.

The statements made in this press release that are not historical facts contain forward-looking information that involves risks and uncertainties that may cause actual results to differ. Such risks include, but are not necessarily limited to, those detailed in the Company's Securities and Exchange Commission filings.